EXHIBIT 3.10

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LINKWELL CORPORATION

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Executive Officer of LINKWELL CORPORATION, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors of the Corporation:

A.           Creation of Series C Convertible Preferred Stock That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, said Board of Directors adopt a resolution providing for the issuance of a Series of 9,581,973 shares of Series C Convertible Preferred Stock pursuant to a written consent, dated March 29, 2012, which resolution is as follows:

Series C Convertible Preferred Stock

1.           Designation, Amounts and Stated Value.  The designation of this series, which consists of Nine Million Five Hundred Eighty-one Thousand Nine Hundred and Seventy-three (9,581,973) shares of Preferred Stock, is the Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  The “Stated Value” of the Series C Preferred Stock shall be $0.0005 per share, being the par value.  In the event of a liquidation or winding up of the Corporation, holders of the Series C Preferred Stock shall be entitled to receive the Stated Value per share of Series C Preferred Stock then outstanding.

2.           Dividends.  The Series C Preferred Stock shall  not be entitled to receive any dividends except as may be specifically declared by the Corporation’s Board of Directors from time to time.

3.           Rank.  The Series C Preferred Stock shall rank parri passu with any other series of preferred stock hereafter designated by the Corporation and not designated as senior securities or subordinate to the Series C Convertible Preferred Stock.

4.           Voting Rights.  Each share of Series C Preferred Stock shall entitle the holder thereof to one vote for every share of Common Stock into which such Series C Preferred Stock is then convertible, and with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock and any other series of preferred stock then outstanding, with respect to any question or matter upon which holders of common stock the have the right to vote.  Series C Preferred Stock shall also entitle the holders thereof to vote the shares as a separate class as required by Florida law.

5.           Redemption and Call Rights.  The Series C Preferred Stock shall not be subject to any redemption rights on behalf of the Corporation or subject to call by any holder of the Series C Preferred Stock.

6.           Holder Conversion Rights. The holders of the Series C Preferred Stock shall have the following rights with respect to the conversion of the Series C Preferred Stock into shares of the Corporation’s Common Stock:

A.           At any time following the effectiveness of a reverse stock split of the Corporation’s then outstanding common stock on the basis of one for 200 (1:200) (the “Reverse Stock Split”), and upon notice provided by the holder to the Corporation, a holder shall have the right to convert all or any portion of their Series C Preferred Stock into shares of the Corporation’s Common Stock on the basis of one (1) shares of Common Stock for each share of Series C Preferred Stock so converted.

B.           Following the Reverse Stock Split, in the event the Corporation shall (i) make or issue a dividend or other distribution payable in Common Stock (other than with respect to the Series C Preferred Stock); (ii) subdivide outstanding shares of Common Stock into a larger number of shares; or (iii) combine outstanding shares of Common Stock into a smaller number of shares, including, but not limited to, pursuant to the Reverse Stock Split, the conversion ratio shall be adjusted appropriately by the Corporation’s Board of Directors.

C.           Following the Reverse Stock Split, if the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6), then in each such event, the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

D.           In each case of an adjustment or readjustment of the conversion ratio, the Corporation, at its expense, will seek to furnish each holder of Series C Preferred Stock with a certificate, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

F.           Promptly after the Corporation’s receipt of a conversion notice, and upon surrender of the Series C Preferred Stock certificate for cancellation, the Corporation shall deliver to the holder a certificate representing the number of the Corporation’s shares of Common Stock into which such Series C Preferred Stock is converted.  No fractional shares shall be issued, and, in lieu of any such fractional securities, each holder of Series C Preferred Stock who will otherwise be entitled to a fraction of a share upon surrender shall receive the next highest whole share.

7.           Consolidation, Merger, Exchange, Etc.  In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series C Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series C Preferred Stock.

8.           Designation of Additional Series.  The Board of Directors of the Corporation shall have the right to designate other shares of Preferred Stock having

1.           dividend, liquidation, or other preferences equal to, subordinate to, or superior to the rights of holders of the Series C Preferred Stock.  Such preferences shall be determined in the resolutions creating such subsequent series.

2.           Vote to Change the Terms of Series C Convertible Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series C Preferred Stock, shall be required for any change to the Corporation’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Convertible Stock.

10.           Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series C Preferred Stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock into Common Stock in which case such Series C Preferred Stock shall be converted pursuant to the terms of the Corporation’s Articles of Incorporation and a preferred stock certificate shall only be issued if required pursuant to the terms hereof.

11.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12.           Status of Converted Stock.  In case any shares of Series C Preferred Stock shall be converted, the shares so converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series C Preferred Stock.

B.           Authority to Amend.  These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on March 29, 2012 and no shareholder consent was required for the adoption thereof pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of March 29, 2012.

LINKWELL CORPORATION

By: /s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer